UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 23, 2011

OmniaLuo, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-52040 (Commission File No.)	88-1581779 (I.R.S. Employer Identification No.)

Room 101, Building E6, Huaqiaocheng
East Industrial Park,
Nanshan District, Shenzhen, 518053
The People’s Republic of China

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
  (+86)755-8245-1808

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2011, Messrs. Charles Mo, Qing Huang and Wenbin Fang resigned from their positions as directors and committee members of the board of directors of OmniaLuo, Inc. (the “Company”) for personal reasons.  Prior to their respective resignations, Charles Mo and Qing Huang were serving as members of the Audit Committee, Compensation Committee, and the Governance and Nominating Committee of the board of directors of the Company (the “Board”).  Prior to their respective resignations, Charles Mo also served as the Chair of the Audit Committee and Qing Huang also served as the Chair of the Compensation Committee.

On May 25, 2011, the Board accepted the resignations of Messrs. Charles Mo, Qing Huang and Wenbin Fang as described above, and, pursuant to the power and authority granted to the Board under the Company’s bylaws, decreased the size of the Board from seven (7) to five (5) and also decreased the size of each of the Audit Committee, Compensation Committee, and the Governance and Nominating Committee of the Board from four (4) to three (3).

Additionally, on May 25, 2011, the Board appointed Kunmin Luo to fill the vacancy in the Board and to each of the Company’s Audit Committee, Compensation Committee, and Governance and Nominating Committee of the Board. On the same date, the Board also appointed Kunmin Luo as the Chair of the Audit Committee and Fei Luo as the Chair of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIALUO, INC.

Date: May 27, 2011	By: /s/ Zheng Luo Zheng Luo Chief Executive Officer